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                                                                EXHIBIT 99.23(L)

                               INVESTMENT LETTER

                        SELIGMAN VALUE FUND SERIES, INC.


  Seligman Value Fund Series, Inc. (the "Fund"), an open-end diversified management investment company, and the undersigned ("Purchaser"), intending to be legally bound, hereby agree as follows:

1. The Fund hereby sells to Purchaser and Purchaser purchases 1 Class C share of Capital Stock (par value $.001) of the Seligman Large-Cap Value Series of the Fund (the "Large-Cap Value Series") at a price equivalent to the net asset value of one Class D share of the Large-Cap Value Series as of the close of business on May 27, 1999 and 1 Class C share of Capital Stock (par value $.001) of the Seligman Small-Cap Value Series of the Fund (the "Small-Cap Value Series") at a price equivalent to the net asset value of one Class D share of the Small-Cap Value Series as of the close of business on May 27, 1999 (collectively, the "Shares"). The Fund hereby acknowledges receipt from the Purchaser of funds in such amount in full payment for the Shares.

2. Purchaser represents and warrants to the Fund that the Shares are being acquired for investment and not with a view to distribution thereof, and that Purchaser has no present intention to redeem or dispose of the Shares.

IN WITNESS WHEREOF, the parties have executed this agreement as of the 28th day of May, 1999 ("Purchase Date").


                        SELIGMAN VALUE FUND SERIES, INC.


                      By:
                          -------------------------------
                            Name:  Lawrence P. Vogel
                             Title:  Vice President


                      J. & W. SELIGMAN & CO. INCORPORATED.

                      By:
                          -------------------------------
                              Name:  Brian T. Zino
                               Title:  President